Exhibit 99(h)(5)

Amendment No. 4 to Shareholders’ Servicing and Transfer Agent Agreement

This Amendment No. 4 (the “Amendment”) to the Shareholders’ Servicing and Transfer Agent Agreement dated as of September 29, 2000 (the “Agreement”) is hereby entered into as of December 11, 2007 by and between Wanger Advisors Trust (the “Trust”), a Massachusetts business trust, Columbia Management Services, Inc. (“CMS”) (formerly Liberty Funds Services, Inc.), a Massachusetts corporation, and Columbia Management Advisors, LLC (“CMA”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, under the Agreement, the Trust has appointed CMS to act as transfer agent and shareholders’ servicing agent for the Funds and as agent for the Funds’ shareholders in connection with the shareholder plans described in the Prospectus.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. A new paragraph 16 is added to the Agreement, as set forth below, with all other paragraphs in the Agreement renumbered accordingly.

16. “As Of” Transactions. CMS shall process, handle and account for all “as of” transactions in accordance with the As Of Transactions Policy adopted by the Trust, which may be amended from time to time. For purposes of this paragraph 16, “as of” transactions are the adjustments made on the Funds’ accounting records to correct certain actions, such as (i) the failure by CMS to timely process orders, enter an order as requested, or enter an order in error and/or (ii) the failure by financial intermediaries or institutional investors to transmit an order properly, or the cancellation of orders by such financial intermediaries or institutional investors.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WANGER ADVISORS TRUST

By:	/s/ Bruce H. Lauer
	Name:	Bruce H. Lauer
	Title:	Vice President, Secretary and Treasurer

COLUMBIA MANAGEMENT SERVICES, INC.

By:	/s/ Stephen T. Welsh
	Name:	Stephen T. Welsh
	Title:	President